Exhibit 4.ii.(a)

SUPPLEMENTAL INDENTURE

                          This Supplemental Indenture (this "Supplemental Indenture"), dated as of February 29, 2004, by and among IMC Canada Ltd., a Nova Scotia corporation ("IMC Canada Ltd. (Nova Scotia)"), 3086146 Nova Scotia Company, a Nova Scotia corporation (the "Guaranteeing Subsidiary"), IMC Global Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee under the Indentures referred to below (the "Trustee").

W I T N E S S E T H:

                        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Seven-Year Indenture"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2008 (the "Seven-Year Notes");

                          WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Ten-Year Indenture" and, together with the Seven-Year Indenture, the "Indentures"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11.250% Senior Notes due 2011 (the "Ten-Year Notes" and, together with the Seven-Year Notes, the "Notes");

                          WHEREAS, IMC Canada Ltd., a Canadian federal corporation ("IMC Canada Ltd. (Federal)") was a Guarantor under each Indenture;

                          WHEREAS, on February 24, 2004, IMC Canada Ltd. (Federal) was continued under the laws of Nova Scotia, and, the continuing entity, IMC Canada Ltd. (Nova Scotia), became a Guarantor under each Indenture;

                          WHEREAS, in accordance with this Supplemental Indenture, the Company desires to add the Guaranteeing Subsidiary as a Guarantor under each Indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's obligations under the relevant Notes and the relevant Indenture on the terms and conditions set forth herein and in the relevant Indenture;

                        WHEREAS, the Company intends to cause IMC Canada Ltd. (Nova Scotia) and   the Guaranteeing Subsidiary to be amalgamated under the laws of Nova Scotia effective as of March 1, 2004 (the "Amalgamation") and to continue as one company named IMC Canada ULC ("IMC Canada ULC");

                          WHEREAS, pursuant to this Supplemental Indenture, the Company acknowledges that, upon consummation of the Amalgamation, consistent with each Indenture, IMC Canada ULC shall be a Guarantor under each Indenture as the continuation of each of IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary; and

                          WHEREAS, pursuant to Section 8.06 of each Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

                          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

                           1.  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the relevant Indenture.

                           2.  Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to become subject to the terms of each Indenture as a Guarantor.

                          3.  Acknowledgement of Guarantee of Continuing Company.  Each of the Company, IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary hereby acknowledges and agrees that, upon consummation of the Amalgamation, consistent with each Indenture, IMC Canada ULC shall be a Guarantor under each Indenture as the continuation of each of IMC Canada Ltd. (Nova Scotia) and the Guaranteeing Subsidiary.

                          4.  Incorporation of Terms of Indenture.  The obligations of IMC Canada ULC and the Guaranteeing Subsidiary under their respective Note Guarantee shall be governed in all respects by the terms of the relevant Indenture and shall constitute a Note Guarantee thereunder.  IMC Canada ULC and the Guaranteeing Subsidiary shall be bound by the terms of each Indenture as they relate to their respective Note Guarantee.

                          5.  No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder or agent of IMC Canada ULC or the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company, IMC Canada ULC or the Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indentures or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities Exchange Commission that such a waiver is against public policy.

                          6.  NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                          7.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

                          8.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

                         9.  Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by IMC Canada Ltd. (Nova Scotia), the Guaranteeing Subsidiary and the Company.

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                        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

IMC GLOBAL INC.

By:       E. Paul Dunn, Jr.
 Name:  E. Paul Dunn, Jr.
Title:    Vice President, Finance and Treasurer

IMC CANADA LTD.

By:       Norman B. Beug
 Name:  Norman B. Beug
Title:    Vice President, Canadian Operations

3086146 NOVA SCOTIA COMPANY

By:       Norman B. Beug
 Name:  Norman B. Beug
Title:    President and Secretary

THE BANK OF NEW YORK, as Trustee

By:
 Name:
Title:

Return to IMC Global Inc. Form 10-Q